EMPLOYMENT CONTRACT FOR

                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Aegis Assessments, Inc., a Delaware corporation ("Employer"), located at 1301 Dove Street, Suite 460, Newport Beach, California 92660, and Eric Johnson ("Employee"), in consideration of the mutual promises made herein, agree as follows:

                          ARTICLE 1. TERM OF EMPLOYMENT

                                Specified Period

         Section 1.01. Employer employs Employee and Employee accepts employment with Employer for a period of three (3) years beginning on April 1, 2002 and terminating on April 1, 2005.

                                Automatic Renewal

         Section 1.02. This agreement shall be renewed automatically for succeeding terms of one year each unless either party gives notice to the other at least 90 days prior to the expiration of any term of his or its intention not to renew this agreement.

                            "Employment Term" Defined

         Section 1.03. "Employment term" refers to the entire period of employment of Employee by Employer, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

                  ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

                                 General Duties

         Section 2.01. Employee shall serve as President and Chief Executive Officer of Employer. In his capacity as President and Chief Executive Officer of Employer, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, including but not limited to the hiring and firing of all employees, negotiating and entering into contracts, obtaining financing for Employer, signing on bank accounts, and engaging attorneys, accountants and other professionals to perform necessary services for the Employer.

                         Devotion to Employer's Business

         Section 2.02. (a) Employee shall devote such portion of his productive time, ability, and attention to the business of Employer as is reasonably necessary to satisfy Employee's obligations pursuant to this agreement during the term of this agreement.

         (b) Provided Employee satisfies his obligations to Employer pursuant to this agreement, Employee may engage in other business duties or pursuits, and may directly or indirectly render services of a business, commercial, or professional nature to other persons or organizations, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors; provided, however, that Employee must obtain the prior written consent of Employer's Board of Directors before becoming an officer, director, or principal shareholder of any business which competes directly with Employer, and such consent may be withheld at the sole discretion of Employer's Board of Directors. Moreover, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors).

         (c) This agreement shall not prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer without the prior written consent of Employer's Board of Directors.

                             Competitive Activities

         Section 2.03. (a) During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

         (b) Employee agrees that during the term of this contract and for a period of one year after termination of this agreement, Employee shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Employer to leave Employer.

                        Uniqueness of Employee's Services

         Section 2.04. Employee represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

                  Indemnification for Negligence or Misconduct

         Section 2.05. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

                                  Trade Secrets

         Section 2.06. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Employer, actually or potentially used in the operation of Employer's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Employer's "trade secrets".

         (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment.

         (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement or at any other time thereafter.

         (d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on line relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises or, if kept on-line, from the computer systems of Employer, only with the express prior written consent of Employer's Board of Directors].

                             Services as Consultant

         Section 2.07. Following the employment term, and if the employment term has not been terminated for cause, Employee shall make his advice and counsel available to Employer for such monthly periods as Employer shall specify, but in no event more than one (1) year, for monthly cash compensation in an amount equal to the Employee's monthly salary during the last month Employee was employed by Employer, payable on the first of each calendar month. The parties agree that this advice and counsel shall not entail full time service but that Employee will allocate reasonable time and attention to Employer's business consistent with Employee's former allocation of Employee's time during the prior term of this agreement.

                             Use of Employee's Name

         Section 2.08. (a) Employer shall have the right to use the name of Employee as part of the trade name or trademark of Employer if it should be deemed advisable to do so. Any trade name or trademark, of which the name of Employee is a part, that is adopted by Employer during the employment of Employee may be used thereafter by Employer for as long as Employer deems advisable.

         (b) Employee shall not, either during the term of this agreement or at any time thereafter, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by Employer, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with Employer and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise or its employees with Employer.

                       ARTICLE 3. OBLIGATIONS OF EMPLOYER

                               General Description

         Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

                                Office and Staff

         Section 3.02. Employer shall provide Employee with a personal computer with secure and unclassified hard drive capability, ISDN line, laptop, cellular telephone, office space, and administrative support suitable to Employee's position and adequate for the performance of his duties.

                      Indemnification of Losses of Employee

         Section 3.03. Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.

                       ARTICLE 4. COMPENSATION OF EMPLOYEE

                                  Annual Salary

         Section 4.01. (a) As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of $114,000.00 per annum, payable not less than once each month, on or before the first calendar day of each month during the employment term.

         (b) Employee shall receive such annual increases in salary as may be determined by Employer's Board of Directors in its sole discretion, but in no case less than 10% per annum.

                         ARTICLE 5. EMPLOYEE INCENTIVES

                                  Stock Option

         Section 5.01. Employee shall be entitled to participate in any stock option plan approved, adopted by Employer's Board of Directors and approved, adopted and ratified by Employer's shareholders on terms and conditions as determined from time to time by the Employer's Board of Directors.

                          ARTICLE 6. EMPLOYEE BENEFITS

                                 Annual Vacation

         Section 6.01. Employee shall be entitled to 20 days vacation time each year with full pay. Employee may be absent from his employment for vacation only at such times as Employer's Board of Directors shall determine from time to time. If Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may, at his sole discretion, (i) accrue that time and add it to vacation time for any following year, or (ii) receive a cash payment in an amount equal to the amount of annual salary attributable to that period.

                                     Illness

         Section 6.02. Employee shall be entitled to 10 days per year as sick leave with full pay. Sick leave may not be accumulated.

                                Medical Coverage

         Section 6.03. Employer agrees to include Employee in the coverage of any insurance coverage offered to its other officers, including but not limited to medical, major medical, hospital, dental, and eye care insurance; provided, however, that Employer shall not be obligated to carry or provide any insurance to Employee whatsoever.

                          ARTICLE 7. BUSINESS EXPENSES

                    Reimbursement of Other Business Expenses

         Section 7.01. (a) Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.

                      ARTICLE 8. TERMINATION OF EMPLOYMENT

                              Termination for Cause

         Section 8.01. (a) Employer reserves the right to terminate this agreement if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

         (b) Employer may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

         (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

         (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

                            Termination Without Cause

         Section 8.02. (a) This agreement shall be terminated upon the death of Employee.

         (b) Employer reserves the right to terminate this agreement within one month after Employee suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can be made to allow Employee to continue working. Such a termination shall be effected by giving 10 days' written notice of termination to Employee. Termination pursuant to this provision shall not prejudice.

         (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.





              Effect of Merger, Transfer of Assets, or Dissolution

         Section 8.03. (a) This agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.

          (b) In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder may only be assigned to the surviving or resulting corporation or the transferee of Employer's assets if Employee, in his sole discretion, agrees to such an assignment in writing. In the alternative, Employee, in his sole discretion, may elect to treat such an assignment as a termination of this agreement without cause entitling Employee to exercise his rights under Section 8.04 of this agreement.

                             Payment On Termination

         Section 8.04. Notwithstanding any other provision of this agreement, if Employer terminates this agreement without cause, it shall pay Employee an amount equal to 1.5 years annual salary at the then current rate of compensation.

                             Termination by Employee

         Section 8.05. Employee may terminate his obligations under this agreement by giving Employer at least three (3) months notice in advance.

                          ARTICLE 9. GENERAL PROVISIONS

                                     Notices

         Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

                                   Arbitration

         Section 9.02. (a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

         (b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

         (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

                            Attorneys' Fees and Costs

         Section 9.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

                                Entire Agreement

         Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

                                  Modifications

         Section 9.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

                                Effect of Waiver

         Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                               Partial Invalidity

         Section 9.07. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.



                             Law Governing Agreement

         Section 9.08. This agreement shall be governed by and construed in accordance with the laws of the State of California.

                           Sums Due Deceased Employee

         Section 9.09. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.

         Executed on April 1, 2002 at Newport Beach, California.

                                                        EMPLOYER

                                                        AEGIS ASSESSMENTS, INC.

                                                        By: Eric Johnson

                                                        Its: Director



                                                        EMPLOYEE

                                                        /s/ Eric Johnson